Exhibit 3.1

                     RESTATED ARTICLES OF INCORPORATION
                                     OF
                         BRITTANY DEVELOPMENT, INC.


     Brittany Development, Inc., a Utah corporation, (the "Company") restates it Articles of Incorporation pursuant to the provisions of Section 16-10a-1007 of the Utah Code and such Restatement was approved by Shareholder Action without a meeting on June 23, 2004, upon which date sufficient shares were present and voting to adopt the Restated Articles of Incorporation. On that date there were 30,656,875 shares issued and outstanding. A resolution providing for the recapitalization in the form of a revere split on the basis of one hundred shares into one share was approved by sufficient shares of the common stock issued and outstanding by shareholder action without a meeting on June 23, 2004.




                         ARTICLE I - CORPORATE NAME
                        ---------------------------

     The name of the Corporation is IRON STAR DEVELOPMENT, INC.


                          ARTICLE II  -  DURATION
                          -----------------------

     The duration of the Corporation is perpetual.


                      ARTICLE III  -  GENERAL PURPOSES
                     ---------------------------------

     The purposes for which this Corporation is organized are (1) to engage in marketing, distributing, and selling products and services of any nature, (2) to provide products and services for distribution, marketing or for sale by others, (3) to provide for training, guidance, and education of others, (4) to purchase, own, lease, manage, sell, operate, lease, invest in, develop and produce any and all real property, personal property, mineral, oil and gas property and all matters related or ancillary thereto,
(5) to develop, research, produce, distribute, market, or license products, equipment, or services and all matters related or ancillary thereto, (6) to design, develop and manufacture products, and (7) to do all things and engage in all lawful transactions which a Corporation organized under the laws of the State of Utah might do or engage in even though not expressly stated herein.

                      ARTICLE IV  -  AUTHORIZED SHARES
                      --------------------------------

     The aggregate number of shares the Corporation shall have authority to issue is FORTY MILLION (40,000,000) shares, par value of $0.001 per share. All stock of the Corporation shall be common and of the same class with the same rights and preferences. Any stock of the Corporation which is fully paid shall not be subject to further call or assessment for any purpose.



                 ARTICLE V  -  REGISTERED OFFICE AND AGENT
                 ------------------------------------------

     The address of the Corporation's registration office is 175 South Main Street, No. 1212, Salt Lake City, Utah 84111. The name of its registered agent at such address is Wallace T. Boyack.

Acceptance as Registered Agent: ______________________________


              ARTICLE VI  -  ABOLISHMENT OF PRE-EMPTIVE RIGHTS
             -------------------------------------------------

     The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as voted upon by the unanimous approval of the issued and outstanding shares of common stock of the Corporation. Any and all shareholders have no pre-emptive rights to acquire unissued shares of the stock of this Corporation.


                         ARTICLE VII  -  DIRECTORS
                         --------------------------

     The number of directors constituting the Board of Directors of the Corporation shall be at least three and no more than nine and the names and addresses of the persons who are serving as Directors until their successors are elected and shall qualify, are:

     Wallace T. Boyack
     175 South Main Street, #1212
     Salt Lake City, Utah

     Thomas L. Harkness
     40 South 600 East
     Salt Lake City, Utah

     Jacki Bartholomew
     175 South Main Street, # 1212
     Salt Lake City, Utah

The number of Directors of the Corporation shall be established by resolution of the Board of Directors.

             ARTICLE VIII  -  OFFICERS AND DIRECTORS CONTRACTS
             --------------------------------------------------

     No contract or other transaction between this Corporation and any other corporation or other business entity shall be affected because a Director or Officer of this Corporation is interested in or is a Director or Officer of such other corporation; and any Director or Officer, individually or jointly, may be a party to or may be interested in any Corporation or transaction of this Corporation or in which this Corporation is interested; and no contract or other transaction of this Corporation with any person, firm or corporation shall be affected because any Director or Officer of the Corporation is a party to or is interested in such contract, act or transaction or any way connected with such person, firm or corporation, and any person who may become a Director or Officer of this Corporation is hereby relieved from liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested, provided said Director or Officer acts in good faith.


               ARTICLE IX  -  EXEMPTION FROM CORPORATE DEBTS
               ----------------------------------------------

     The private property of the shareholders shall not be subject to the payment of any Corporate debts to any extent whatsoever.

                   ARTICLE X  -  CLASSES OF COMMON STOCK
                   --------------------------------------

     There shall be only one (1) class of common stock.


                       ARTICLE XI  -  INDEMNIFICATION
                       ------------------------------

     The Corporation shall indemnify each and every officer and director as determined to the fullest extent possible in accordance with applicable state law. The Directors shall authorize the payment of the defense of any officer and director for matters relating to the activities of officers and directors for all matters relating to the Corporation. The officer and director shall have the power to select his or their attorney and make decisions regarding the defense of any matter, but payment of all legal fees and other costs shall be paid by the Corporation.

     Dated this _________ day of _______________ , 2004.

                              BRITTANY DEVELOPMENT, INC.,


                              By _______________________________
                              President


                              By _______________________________
                              Secretary





                              __________________________________